As filed with the Securities and Exchange Commission on July 8, 2014
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

REMARK MEDIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4899 (Primary Standard Industrial Classification Code Number)	33-1135689 (I.R.S. Employer Identification Number)

Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
(702) 701-9514
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________________

With a copy to:

Robert H. Friedman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	1,834,791	$8.41	$15,430,592.31	$1,987.47
Common stock, par value $0.001 per share, issuable upon exercise of warrants	231,944	$8.41	$1,950,649.04	$251.25
Total	2,066,735		$17,381,241.35	$2,238.72

(1)Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional securities as may from time to time be issued at currently indeterminate prices and as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the securities being registered hereunder.

(2)The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low reported sale prices of our common stock on July 3, 2014, as reported on the NASDAQ Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 8, 2014

___________________________

Remark Media, Inc.

2,066,735 Shares of Common Stock
___________________________

This prospectus relates to the sale, from time to time following the date hereof, of up to 2,066,735 shares of the common stock, par value $0.001 per share, of Remark Media, Inc. by the selling stockholders named in this prospectus.  The shares of common stock being offered by the selling stockholders consist of 1,834,791 shares of common stock and 231,944 shares of common stock issuable upon the exercise of outstanding warrants.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.  However, we will receive net proceeds of any warrants exercised.  See “Use of Proceeds.”  We will bear all costs relating to the registration of the shares, and the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

The selling stockholders or their pledgees, donees, transferees or successors-in-interest may offer and sell or otherwise dispose of any or all of their shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  See “Plan of Distribution” beginning on page 14 for more information about how the selling stockholders may sell or dispose of their shares.

Our common stock is traded on the NASDAQ Capital Market under the symbol “MARK.”  The last reported sales price of our common stock on the NASDAQ Capital Market on July 3, 2014 was $8.36 per share.

Investing in our common stock involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before investing in our common stock.
___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ __, 2014

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering.  We have not, and the selling stockholders have not, authorized any other person to provide you with additional or different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, unless the context requires otherwise, (i) references to “selling stockholders” refer to those stockholders listed herein in the section titled “Selling Stockholders” beginning on page 10 of this prospectus and their donees, pledgees, transferees or other successors-in-interest, (ii) references to “Remark Media,” “the Company,” “we,” “us” or “our” refer to Remark Media, Inc. and its subsidiaries, and (iii) references to our “common stock” refer to the common stock of the Company, par value $0.001 per share.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus.  This summary may not contain all the information that you should consider before determining whether to invest in our securities.  You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.

Remark Media, Inc.

Overview

Remark Media is a global digital media company focusing on the 18-to-34 year old demographic in primarily the United States and Asia.  We are headquartered in Las Vegas, Nevada, with additional operations in Beijing, China and Sao Paulo, Brazil.  We are listed on the NASDAQ Capital Market under the symbol “MARK”.  The Company provides unique and dynamic digital media experiences across multiple verticals, with a focus on compelling content, trusted brands, and valuable resources for consumers.

Our Business

We own and operate digital media properties in a number of different content verticals.  Our content verticals presently include: (i) our education vertical, encompassing the translated and localized additions of HowStuffWorks.com in China and Brazil; (ii) our personal finance vertical, encompassing Banks.com, US Tax Center at www.irs.com, FileLater.com, TaxExtension.com and TaxExtension.org; (iii) our young adult lifestyle vertical, including Bikini.com; (iv) our sports vertical, providing original sports and entertainment content; and (v) our travel vertical, developing a mobile hotel booking application.  Additionally, we aim to acquire, develop and launch other content, social and ecommerce websites focused on the 18-to-34 year old demographic, primarily in the United States and Asia.

HowStuffWorks International

BoWenWang (www.bowenwang.cn) is a Chinese language portal that provides a broad array of engaging, informative content, covering everything from sports, entertainment, the arts, technology, and health.  Published from Beijing since June 2008, BoWenWang is the exclusive digital publisher in China of translated and localized articles from Discovery Communications HowStuffWorks family of content.

ComoTudoFunciona (hsw.com.br) is a Brazilian portal designed to inform and engage on a vast array of subjects, ranging from cultural events, athletics, entertainment, science, technology, and travel.  Published in Sao Paulo, the Portuguese-language site is the exclusive digital publisher in Brazil of translated and localized articles from Discovery Communications HowStuffWorks family of content.

Personal Finance

Banks.com is an action-oriented resource for users searching for relevant news and information on financial institutions and products.  Users are able to compare rates and take action on financial products, such as mortgages and savings accounts.

US Tax Center at www.irs.com offers information about U.S. tax matters while providing access to tax related information and services.

FileLater.com and TaxExtenion.com are ecommerce businesses that assist taxpayers with filing official business and personal tax extensions with the Internal Revenue Service through an online platform.

Young Adult Life

Bikini.com is an aspirational beach lifestyle destination for 18-to-34 year old women featuring original editorial content covering the latest in fashion, beauty, travel, and health and fitness trends.  In November 2013, the Company added retail ecommerce to the site, with the introduction of a swimwear and accessories boutique selling a carefully curated collection with the latest in must have seasonal trends.  In April 2014, the Company launched Bikini.com’s mobile application, which offers the same content found on the website, with a unique and dynamic mobile design, compatible across multiple devices.

Sports

We seek to develop and acquire the rights to original sports and entertainment content for the evolving Chinese media market and the global market.  In September 2013, we signed an agreement with PPTV, a leading streaming video platform in the Chinese market, to become the exclusive content partner for China’s first streaming video Boxing Channel.  We currently are exploring additional acquisition opportunities in this area.

Travel

Our Hotelmobi subsidiary, which we acquired in May 2014, is engaged in the business of developing, owning and operating mobile hotel booking applications.  Hotelmobi has recently launched during the second quarter of 2014 its “Roomlia” hotel booking application domestically.  An Asia-based launch is currently planned for the first half of 2015.

Corporate Information

We were incorporated as “HSW International, Inc.” under the laws of the State of Delaware in March 2006, and changed our name to “Remark Media, Inc.” in December 2011.  Our corporate headquarters are located at 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169 and our telephone number is (702) 701-9514.  Our website is www.remarkmedia.com.  The information contained on, or that can be accessed through, our website is not a part of this prospectus.

The Offering

Common stock that may be offered by the selling stockholders	2,066,735 shares of common stock, consisting of 1,834,791 shares of common stock and 231,944 shares of common stock issuable upon exercise of warrants to purchase common stock.

Use of proceeds
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  However, we will receive net proceeds of any warrants exercised.  We expect to use any such proceeds for general corporate purposes.

NASDAQ Symbol	MARK

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of information that should be considered before investing in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as amended, which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein and annexed hereto, before deciding whether to invest in our common stock.  Additional risks and uncertainties that we are unaware of may become important factors that affect us.  If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Common Stock

Our stock price has fluctuated considerably and is likely to remain volatile, in part due to the limited market for our common stock.

From January 1, 2013, through July 3, 2014, the high and low sales prices for our common stock were $9.11 and $1.12, respectively.  There is a limited public market for our common stock, and we cannot provide assurances that a more active trading market will develop.  As a result of low trading volume in our common stock, the purchase or sale of a relatively small number of shares could result in significant share price fluctuations.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of June 30, 2014, our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 5,300,193 shares, or 38.2% of our common stock, and InfoSpace LLC, a wholly-owned subsidiary of Blucora, Inc., beneficially owns 738,950 shares, or 6.1% of our outstanding common stock.  The interests of these stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Future sales or issuances of our common stock may cause the market price of our common stock to decline and dilute the holdings of existing stockholders.

Upon the effectiveness of this registration statement, the shares registered hereunder may be resold by the selling stockholders on the open market.  If the selling stockholders decide to sell their shares, the prevailing market price for our common stock may decline.

In connection with our acquisition of our Hotelmobi subsidiary in May 2014, we issued 500,000 shares of common stock and warrants to purchase 1,000,000 shares of our common stock.  We also issued 470,000 shares of common stock and a $3.5 million convertible note that may be converted into 695,825 shares of common stock in private placements during 2014.  We may issue additional shares of common stock as consideration for future acquisitions or in private placements.  Such issuances would dilute the ownership of existing stockholders and may cause the market price of our common stock to decline.

A significant number of additional shares of our common stock may be issued upon the exercise or conversion of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of June 30, 2014, we had convertible notes convertible into 1,409,791 shares of common stock, options to purchase 1,849,193 shares of common stock and warrants to purchase 1,267,373 shares of common stock outstanding.  The issuance of these shares of common stock would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to stockholders.

Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to stockholders.  These provisions include the following:

•	only our Board of Directors may call special meetings of stockholders;
•	our stockholders may take action only at a meeting and not by written consent; and
•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.  We have not opted out of the restriction under Section 203, as permitted under DGCL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation.  The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include, among others:

•	our financial condition;

•	our ability to successfully execute our growth and acquisitions strategy, including integration of any new companies into our business;

•	our ability to successfully attract advertisers for our owned and operated websites;

•	our ability to attract and retain key personnel to manage our business effectively;

•	our ability to compete effectively with larger, more established companies;

•	general economic conditions;

•	the liquidity and trading volume of our common stock; and

•	other factors discussed in the section titled “Risk Factors” herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, incorporated by reference herein.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  However, a portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants and we may receive payment in cash upon the exercise of such warrants.  We expect to use any net proceeds from the exercise of such warrants for general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholders in disposing of securities covered by this prospectus.  We will bear the costs, fees and expenses incurred to effect the registration of securities covered by this prospectus, including all registration fees and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NASDAQ Capital Market under the symbol “MARK”.  The following table sets for the high and low sales prices of our common stock as reported on the NASDAQ Capital Market for the periods indicated.

	Price Range
	High	Low
Year ending December 31, 2014
First Quarter	$6.61	$4.61
Second Quarter	$9.11	$4.93
Third Quarter (through July 7, 2014)	$9.07	$8.27

Year ended December 31, 2013
First Quarter	$2.05	$1.12
Second Quarter	$3.78	$1.55
Third Quarter	$4.57	$2.24
Fourth Quarter	$6.10	$3.45

Year ending December 31, 2012
First Quarter	$6.15	$6.02
Second Quarter	$3.58	$3.40
Third Quarter	$1.95	$1.66
Fourth Quarter	$1.74	$1.53

As of July 3, 2014, the last sale price of our common stock on the NASDAQ Capital Market was $8.36 per share and we had approximately 126 stockholders of record.

We have neither paid nor declared dividends of our common stock since our inception and do not plan to pay dividends in the foreseeable future.  Any earnings that we may realize will be retained to finance our growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 30, 2014, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities.  The information relating to our 5% beneficial owners is based on information we received from such holders.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.  Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Except as otherwise set forth below, the address of persons listed below is c/o Remark Media, Inc., 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169.  Unless otherwise indicated, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Outstanding Common Stock(1)
5% or Greater Stockholders
Digipac, LLC(2)	4,966,463	36.5%
Blucora, Inc.(3)	738,950	6.1%
Directors and Named Executive Officers
Kai-Shing Tao(4)	5,300,193	38.2%
Theodore P. Botts(5)	64,184	*
Robert G. Goldstein(6)	30,456	*
William W. Grounds(7)	24,500	*
Jason E. Strauss(8)	6,250	*
Douglas M. Osrow(9)	125,000	1.0%
Bradley T. Zimmer(10)	125,172	1.0%
All executive officers and directors as a group (7 persons)(11)	5,675,755	40.3%
____________
* Represents holdings of less than 1% of shares outstanding.

(1)
The applicable percentage of ownership for each beneficial owner is based on 12,199,315 shares of common stock outstanding as of June 30, 2014.  Shares of common stock issuable upon exercise of options, warrants or other rights beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities and rights and all executive officers and directors as a group.

(2)
Consists of 3,556,672 shares of common stock and 1,409,791 shares of common stock issuable upon conversion of convertible promissory notes.  Mr. Tao, as the manager and a member of Digipac, may be deemed to beneficially own the shares of common stock beneficially owned by Digipac.  Mr. Tao disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.  The address of Digipac is One Hughes Center Drive, Unit 1601, Las Vegas, Nevada 89169.

(3)
Consists of 738,950 shares of common stock held by InfoSpace, LLC (“InfoSpace”), a wholly-owned subsidiary of Blucora, Inc. (“Blucora”).  The address of Blucora is 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004.  This disclosure is based solely on information contained in a Schedule 13D filed by InfoSpace and Blucora with the SEC on April 28, 2014.

(4)
Consists of (i) 36,909 shares of common stock and options to purchase 250,000 shares of common stock held by Mr. Tao, (ii) 3,556,672 shares of common stock and 1,409,791 shares of common stock issuable upon conversion of convertible promissory notes held by Digipac, LLC (“Digipac”), (iii) 275,000 shares of common stock held by Pacific Star Capital Management, L.P. (“Pacific Star Capital”) and (iv) 21,821 shares of common stock held by Pacific Star HSW LLC (“Pacific Star HSW”).  Mr. Tao, as the manager and a member of Digipac, the Chief Investment Officer and sole owner of Pacific Star Capital, and the control person of Pacific Star HSW, may be deemed to beneficially own the shares of common stock beneficially owned by Digipac, Pacific Star Capital and Pacific Star HSW.  Mr. Tao disclaims beneficial ownership of the shares of common stock beneficially owned by Digipac and Pacific Star HSW, except to the extent of his pecuniary interest therein.

(5)	Includes 15,357 shares of common stock issuable upon exercise of options.

(6)	Includes 12,500 shares of common stock issuable upon exercise of options.

(7)	Includes 12,500 shares of common stock issuable upon exercise of options.

(8)	Includes 6,250 shares of common stock issuable upon exercise of options.

(9)	Includes 75,000 shares of common stock issuable upon exercise of options.

(10)	Includes 90,998 shares of common stock issuable upon exercise of options.

(11)
Consists of 3,803,359 shares of common stock, 462,605 shares of common stock issuable upon exercise of options and 1,409,791 shares of common stock issuable upon conversion of convertible promissory notes.

SELLING STOCKHOLDERS

This prospectus relates to the sale, from time to time following the date hereof, of up to 2,066,735 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest.  The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 30, 2014, the number of shares of common stock that may be offered pursuant to this prospectus, and the number of shares of common stock to be owned by the selling stockholders after this offering, assuming the sale of all shares offered by this prospectus.  All of the information below with respect to the selling stockholders is based on information provided to the Company by the selling stockholders.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.  The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.  After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), some or all of their common stock.

Except as otherwise noted herein, none of the selling stockholders or any of their respective affiliates has held a position or office, or had any other material relationship, with us or our affiliates during the past three years.

Information concerning the selling stockholders may change from time to time.  Any changed information will be set forth in an amendment to the registration statement or a supplement to this prospectus, to the extent required by law.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.  Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent(1)	Shares Offered	Number	Percent(1)
Anvil Investment Associates, L.P.(2)	350,000	1.6%	150,000	50,000	*
Capital Ventures International(3)	15,278	*	15,278	0	-
Cowen Overseas Investment LP(4)	22,222	*	22,222	0	-
Digipac, LLC(5)	4,966,463	36.5%	1,409,791	3,556,672	29.2%
Iroquois Master Fund Ltd.(6)	2,778	*	2,778	0	-
JEB Partners, L.P.(7)	13,889	*	13,889	0	-
Osprey Investment Partners, L.P.(8)	15,000	*	15,000	0	-
Plough Penny Partners LP(9)	5,555	*	5,555	0	-
Revocable Trust of Theodore H. Ashford u/a 5/30/00(10)	103,491	*	100,000	3,491	*
Robash Inc.(11)	5,000	*	5,000	0	-
Special Situations Private Equity Fund, L.P.(12)	41,667	*	41,667	0	-
Special Situations Technology Fund, L.P.(13)	16,666	*	16,666	0	-
Special Situations Technology Fund II, L.P.(14)	88,889	*	88,889	0	-
Steve Epstein(15)	11,111	*	11,111	0	-
Steve Gersten(16)	118,889	*	13,889	105,000	*
The Gordon and Dona Crawford Trust UTD 8/23/77(17)	300,000	2.5%	150,000	150,000	1.2%
William W. Grounds(18)	24,500	*	5,000	19,500	*
____________
* Represents holdings of less than 1% of shares outstanding.

(1)
The applicable percentage of ownership for each beneficial owner is based on 12,199,315 shares of common stock outstanding as of June 30, 2014.  Shares of common stock issuable upon exercise of options, warrants or other rights beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities and rights and all executive officers and directors as a group.

(2)
Consists of shares of common stock.  Anvil Management Company, LLC (“AMC”), as the general partner of Anvil Investment Associates, L.P. (“AIA”), may be deemed to beneficially own the securities held by AIA.  Ashford Capital Management, Inc., Theodore H. Ashford and John D. Lowenberg, as the members of AMC, may also be deemed to beneficially own the securities held by AIA.  The address of AIA is One Walkers Mill Road, Wilmington, Delaware 19807.

(3)
Consists of 15,278 shares of common stock issuable upon exercise of warrants.  Heights Capital Management, Inc. (“HCM”), as the investment manager to Capital Ventures International (“CVI”), may be deemed to beneficially own the securities held by CVI.  Martin Kobinger, as the investment manager of HCM, may also be deemed to beneficially own the securities held by CVI.  Mr. Kobinger disclaims beneficial ownership of all securities held by CVI.  The address of CVI is The Harbour Trust Co. Ltd., Windward 1, Regatta Office Park, West Bay Road, P.O. Box 897, Grand Cayman, KY1-1103, Cayman Islands.  The address of HCM and Mr. Kobinger is 101 California Street, Suite 3250, San Francisco, California 94111.

(4)
Consists of 22,222 shares of common stock issuable upon exercise of warrants.  Ramius Advisors, LLC (“Ramius Advisors”), as the general partner of Cowen Overseas Investment LP (“COIL”), may be deemed to beneficially own the securities held by COIL.  Ramius LLC (“Ramius”), as the managing member of Ramius Advisors, and Cowen Group, Inc. (“Cowen”), as the managing member of Ramius, may each also be deemed to beneficially own the securities held by COIL. Each of Ramius and Cowen disclaims beneficial ownership of all securities held by COIL. The address of COIL is 599 Lexington Avenue, New York, New York 10022.

(5)
Consists of 3,556,672 shares of common stock and 1,409,791 shares of common stock issuable upon conversion of convertible notes.  Mr. Tao, as the manager and a member of Digipac, may be deemed to beneficially own the shares of common stock beneficially owned by Digipac.  Mr. Tao disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.  The address of Digipac is One Hughes Center Drive, Unit 1601, Las Vegas, Nevada 89169.

(6)
Consists of 2,778 shares of common stock issuable upon exercise of warrants. Iroquois Capital Management L.L.C. (“Iroquois Capital”), as the investment manager of Iroquois Master Fund, Ltd (“IMF”), may be deemed to beneficially own the securities held by IMF. Joshua Silverman and Richard Abbe, as managing members of Iroquois Capital, may each also be deemed to beneficially own the securities held by IMF. Mr. Silverman and Mr. Abbe disclaim beneficial ownership of all securities held by IMF. The address of IMF is 641 Lexington Avenue, 26th Floor, New York, New York 10022.

(7)
Consists of 13,889 shares of common stock issuable upon exercise of warrants. Manchester Management LLC (“MM”), as the general partner of JEB Partners, L.P. (“JEB”), may be deemed to beneficially own the securities held by JEB. James E. Besser, as the managing member of MM, may also be deemed to beneficially own the securities held by JEB. The address of JEB is 3 West Hill Place, Boston, Massachusetts 02114.

(8)
Consists of shares of common stock.  Osprey Advisors, LLC (“Osprey Advisors”), as the general partner of Osprey Investment Partners, L.P. (“OIP”), may be deemed to beneficially own the securities held by OIP.  Ashford Capital Management, Inc., Jeff Rollins and Theodore H. Ashford III, as members of Osprey Advisors, may also be deemed to beneficially own the securities held by OIP.  The address of OIP is One Walkers Mill Rd., Wilmington, Delaware 19807.

(9)
Consists of 5,555 shares of common stock issuable upon exercise of warrants. Judson Traphagen, as the general partner of Plough Penny Partners LP (“PPP”), may be deemed to beneficially own the securities held by PPP. The address of PPP is 270 Lafayette Street, Suite 1301, New York, New York 10012.

(10)
Consists of shares of common stock.  Theodore H. Ashford, as the trustee of Revocable Trust of Theodore H. Ashford u/a 5/30/00 (the “Ashford Trust”), may be deemed to beneficially own the securities held by the Ashford Trust.  The address of the Ashford Trust is One Walkers Mill Road, Wilmington, Delaware 19807.

(11)
Consists of shares of common stock.  Theodore H. Ashford, as the president of Robash, Inc. (“Robash”), may be deemed to beneficially own the securities held by Robash.  The address of Robash is One Walkers Mill Road, Wilmington, Delaware 19807.

(12)
Consists of 41,667 shares of common stock issuable upon exercise of warrants. MG Advisers, L.L.C. (“MG”), as the general partner of the Special Situations Private Equity Fund, L.P. (“SSPEF”), may be deemed to beneficially own the securities held by SSPEF.  AWM Investment Company (“AWM”), as the investment adviser to SSPEF, and Austin W. Marxe, David M. Greenhouse and Adam Stettner, as the principal owners of AWM, may also be deemed to beneficially own the securities held by SSPEF. The address of SSPEF is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(13)
Consists of 16,666 shares of common stock issuable upon exercise of warrants. SST Advisers, L.L.C. (“SSTA”), as the general partner of the Special Situations Technology Fund, L.P. (“SSTFI”), may be deemed to beneficially own the securities held by SSTFI. MG Advisers, L.L.C. AWM Investment Company (“AWM”), as the investment adviser to SSTFI, and Austin W. Marxe, David M. Greenhouse and Adam Stettner, as the principal owners of AWM, may also be deemed to beneficially own the securities held by SSTFI. The address of SSTFI is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(14)
Consists of 88,889 shares of common stock issuable upon exercise of warrants. SST Advisers, L.L.C. (“SSTA”), as the general partner Special Situations Technology Fund II, L.P. (“SSTFII”), may be deemed to beneficially own the securities held by SSTFII. AWM Investment Company (“AWM”), as the investment adviser to SSTFII, and Austin W. Marxe, David M. Greenhouse and Adam Stettner, as the principal owners of AWM, may also be deemed to beneficially own the securities held by SSTFII. The address of SSTFII is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(15)	Consists of 11,111 shares of common stock issuable upon exercise of warrants. The address of Mr. Epstein is 420 Edgewood Rd., San Mateo, California 94402.

(16)	Includes 13,889 shares of common stock issuable upon exercise of warrants. The address of Mr. Gersten is 19103 Centre Rose Blvd., Lutz, Florida 33558.

(17)
Consists of shares of common stock.  Each of Gordon Crawford and Dona Crawford, as the trustees of The Gordon and Dona Crawford Trust UTD 8/23/77 (the “Crawford Trust”), may be deemed to beneficially own the securities held by the Crawford Trust.  The address of the Crawford Trust is 520 Georgian Road, La Canada, California 91011.

(18)
Mr. Grounds has served as a director of the Company since October 2013.  Includes 12,500 shares of common stock issuable upon exercise of options.  The address of Mr. Grounds is c/o Remark Media, Inc., 3930 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada 89169.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

Our Second Restated Certificate of Incorporation, or Charter, authorizes us to issue up to 21,000,000 shares, including 20,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.  As of June 30, 2014, there were 12,199,315 shares of common stock and no shares of preferred stock issued and outstanding.

The following descriptions are summaries of the material provisions and terms of our capital stock and are qualified by reference to our Charter and our Second Amended and Restated Bylaws, or Bylaws, each as amended to date.

Common Stock

Each share of common stock entitles its holder to one vote on all matters to be voted upon by the stockholders. Common stockholders are not entitled to cumulative voting with respect to the election of directors. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock may receive ratably any dividends that our Board of Directors (our “Board”) may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Under our Charter, our Board is authorized generally without stockholder approval to issue shares of preferred stock in one or more series and, in connection with the creation of each such series, to fix the number of shares of such series and designate the powers, preferences and rights of such series, including dividend rights, redemption rights, liquidation preferences, sinking fund provisions, conversion rights and voting rights, any or all of which may be greater than the rights of the common stock.

Convertible Notes

On January 29, 2014 (the “January 2014 Note”), November 14, 2013 (the “November 2013 Note”), April 2, 2013 (the “April 2013 Note”), and November 23, 2012 (the “November 2012 Note”), the Company issued Senior Secured Convertible Promissory Notes to Digipac in the original principal amounts of $3,500,000, $2,500,000, $4,000,000 and $1,800,000, respectively, in exchange for cash equal to the respective original principal amounts.  The January 2014 Note, November 2013 Note, April 2013 Note and November 2012 Note are collectively referred to herein as the “Digipac Notes”.

The January 2014 Note and November 2013 Note bear interest at a rate of 6.67% per annum for the first year and 8.67% per annum thereafter, with interest payable quarterly and all unpaid principal and any accrued but unpaid interest due and payable on the second anniversary of issuance. At any time, Digipac may elect to convert all or any portion of the outstanding principal amount and accrued but unpaid interest under such notes into shares of common stock at a conversion price of $5.03 per share for the January 2014 Note and $3.75 per share for the November 2013 Note. The Company also may elect to convert all or any portion of the outstanding principal amount and accrued but unpaid interest under such notes into common stock at the applicable conversion price if the volume weighted average price of the common stock is equal to at least 150% of the applicable conversion price for at least 30 of the 40 trading days immediately prior to the date of the Company’s election. Such notes also provide that the Company and Digipac will negotiate and enter into a registration rights agreement providing Digipac with demand and piggyback registration rights with respect to the shares of common stock underlying such notes. The Company may prepay all or a portion of such notes at any time upon at least 15 days’ prior written notice to Digipac.

The April 2013 Note bore interest at a rate of 6.67% per annum for the first year and 8.67% per annum thereafter, and the November 2012 Note bore interest at a rate of 6.67% per annum. The outstanding principal amount and accrued but unpaid interest under the April 2013 Note and the November 2012 Note were convertible into common stock at a conversion price of $2.00 per share for the April 2013 Note and $1.30 per share for the November 2012 Note. On November 12, 2013, Digipac converted the $4,000,000 principal amount and $164,466 accrued but unpaid interest outstanding under the April 2013 Note into 2,082,233 shares of common stock, and converted the $1,800,000 principal amount and $116,771 accrued but unpaid interest outstanding under the November 2012 Note into 1,474,439 shares of common stock.

In connection with the issuance of the November 2012 Note, the Company and Digipac entered into a Security Agreement dated as of November 23, 2012 (the “Security Agreement”) to secure the Company’s obligations under such note.  The Security Agreement provides that the Company’s obligations are secured by all assets of the Company other than the shares of common stock of Sharecare, Inc. owned by the Company.  The Company and Digipac subsequently entered into amendments to the Security Agreement in connection with the issuances of the April 2013 Note, the November 2013 Note and the January 2014 Note to include the Company’s obligations under such notes as obligations secured by the Security Agreement.

Stock Options

As of June 30, 2014, there were options to purchase 1,849,193 shares of common stock outstanding.

Warrants

2012 Investor Warrants

On February 29, 2012, the Company issued warrants to purchase an aggregate of 236,194 shares of common stock at an exercise price of $6.81 per share as part of an equity private placement (the “2012 Investor Warrants”).  The 2012 Investor Warrants have a term of five years and six months, became exercisable six months after issuance, and provide for weighted average anti-dilution protection.  As of June 30, 2014, there were 2012 Investor Warrants to purchase 231,944 shares of common stock outstanding.

2012 Placement Agent Warrant

On February 29, 2012, the Company issued a warrant to purchase 35,429 shares of common stock at an exercise price of $7.46 per share to Janney Montgomery Scott LLC as partial consideration for serving as placement agent in an equity private placement (the “2012 Placement Agent Warrant”).  The 2012 Placement Agent Warrant had a term of three years and provided for weighted average anti-dilution protection.  The 2012 Placement Agent Warrant has been exercised in full.

Hotelmobi Warrants

On May 2, 2014, as partial consideration for the Company’s acquisition of Hotelmobi Inc., the Company issued to former Hotelmobi stockholders warrants to purchase 500,000 shares of common stock at an exercise price of $8.00 per share and warrants to purchase 500,000 shares of common stock at an exercise price of $12.00 per share (the “Hotelmobi Warrants”).  The Hotelmobi Warrants have a term of five years and vest 12.5% on the last day of each fiscal quarter beginning June 30, 2014, provided the recipient is employed by the Company on such date or has been terminated other than for cause.  As of June 30, 2014, there were Hotelmobi Warrants to purchase 1,000,000 shares of common stock outstanding.

Registration Rights

We entered into a registration rights agreement, dated as of February 29, 2012 (the “2012 Registration Rights Agreement”), with accredited investors who purchased an aggregate of 944,777 shares of our common stock and 2012 Investor Warrants to purchase 236,194 shares of our common stock in a private placement on February 29, 2012.  The 2012 Registration Rights Agreement provides that promptly following the closing of the private placement, but no later than 30 days thereafter, the Company would prepare and file with the SEC a registration statement on Form S-3 covering the resale of the shares of common stock and the shares underlying the 2012 Investor Warrants sold.  The 2012 Registration Rights Agreement also provides for certain piggyback registration rights, among other things.  The Company filed a registration statement on Form S-3 covering these shares with the SEC on March 23, 2012, which was declared effective on March 30, 2012.  This prospectus covers the resale of 231,944 shares of common stock issuable upon exercise of the 2012 Investor Warrants issued in the February 2012 private placement.

We entered into stock purchase agreements, dated June 16, 2014, with accredited investors who purchased an aggregate of 470,000 shares of our common stock in a private placement.  Under these purchase agreements, we agreed that promptly following the closing of the private placement, but no later than 15 business days thereafter, the Company would prepare and file with the SEC a registration statement on Form S-1 covering the resale of the shares of common stock sold, and the investors agreed to a 180-day lockup with respect to such shares.  This prospectus covers the resale of such 470,000 shares issued in the June 2014 private placement.

The January 2014 Note and the November 2013 Note provide that we will negotiate and enter into a registration rights agreement providing Digipac with demand and piggyback registration rights with respect to the shares of our common stock underlying such notes.  This prospectus covers the resale of 1,409,791 shares of our common stock issuable upon conversion of the January 2014 Note and the November 2013 Note.

Anti-Takeover Provisions

Provisions in our Charter and Bylaws, as well as provisions of the DGCL, may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to stockholders.  These provisions include the following:

•	only our Board may call special meetings of stockholders;
•	our stockholders may take action only at a meeting and not by written consent; and
•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.  We have not opted out of the restriction under Section 203, as permitted under DGCL.

Listing

Our common stock is currently quoted on the NASDAQ Capital Market under the symbol “MARK”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare LLC.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements contained in our Annual Report on Form 10-K, as amended on April 7, 2014, for the year ended December 31, 2013, which is incorporated by reference in this prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of our common stock to be sold pursuant to this prospectus.  This prospectus does not contain all the information contained in the registration statement.  For additional information with respect to the Company and the shares that may be sold pursuant to this prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.  When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are also subject to the informational requirements of the Exchange Act.  In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our filings with the SEC are also available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may also find documents we filed on our website at www.remarkmedia.com.  Information contained in or accessible through our website does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014 and amended on April 7, 2014;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 15, 2014;

3.	Our Current Reports on Form 8-K filed with the SEC on January 24, 2014, February 4, 2014, February 18, 2014, February 21, 2014, March 13, 2014, April 23, 2014, May 7, 2014 and May 22, 2014; and

4.
The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-33720) filed with the SEC on October 3, 2007, including any amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Attention: Chief Financial Officer
(702) 701-9514

2,066,735 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the approximate amount of expenses in connection with the offering of the securities being registered (other than brokerage commissions, discounts or other expenses relating to the sale of the securities by the selling security holder), all of which will be paid by the Company.  With the exception of the SEC registration fee, all of the amounts shown are estimates.

SEC registration fee	$2,238.72
Legal fees and expenses	35,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	3,000.00
Total	$50,238.72

Item 14.  Indemnification of Directors and Officers.

Our Charter provides that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  Each of our Charter and Bylaws also provide as follows:

(a)           The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 15.  Recent Sales of Unregistered Securities.

During the past three years, the following securities were sold by the Company without registration under the Securities Act:

•
On March 4, 2011, as partial consideration for its entry into a Senior Revolving Credit Agreement, dated March 4, 2011, with the Company, the Company issued a warrant to purchase 65,359 shares of common stock at an exercise price of $3.06 per share to Theorem Capital, LLC, which warrant was fully exercised on a cashless basis on April 2, 2012 in exchange for 32,405 shares of common stock

•
On February 29, 2012, the Company issued an aggregate of 944,777 shares of common stock and 2012 Investor Warrants to purchase an aggregate of 236,194 shares of common stock to 11 accredited investors in a private placement in exchange for approximately $4.25 million in cash and issued the 2012 Placement Agent Warrant to purchase 35,429 shares of common stock to Janney Montgomery Scott LLC as partial consideration for serving as placement agent in the private placement

•
On November 23, 2012, the Company issued the November 2012 Note in the original principal amount of $1,800,000 to Digipac in exchange for $1,800,000 in cash, and such $1,800,000 principal amount and $116,771 accrued but unpaid interest thereunder were converted into 1,474,439 shares of common stock on November 12, 2013

•
On April 2, 2013, the Company issued the April 2013 Note in the original principal amount of $4,000,000 to Digipac in exchange for $4,000,000 in cash, and such $4,000,000 principal amount and $164,466 accrued but unpaid interest thereunder were converted into 2,082,233 shares of common stock on November 12, 2013

•	On November 14, 2013, the Company issued the November 2013 Note in the original principal amount of $2,500,000 to Digipac in exchange for $2,500,000 in cash

•	On January 29, 2014, the Company issued the January 2014 Note in the original principal amount of $3,500,000 to Digipac in exchange for $3,500,000 in cash

•
On February 17, 2014, the Compensation Committee of the Board awarded 275,000 shares of common stock to Pacific Star Capital as compensation for providing Mr. Tao’s services as the Company’s Chief Executive Officer from September 2012 to December 2013

•
On May 2, 2014, as partial consideration for the Company’s acquisition of Hotelmobi Inc., the Company issued to six former Hotelmobi stockholders 500,000 shares of common stock, Hotelmobi Warrants to purchase 500,000 shares of common stock at an exercise price of $8.00 per share and Hotelmobi Warrants to purchase 500,000 shares of common stock at an exercise price of $12.00 per share

•	On June 16, 2014, the Company issued an aggregate of 470,000 shares of common stock to five accredited investors in a private placement in exchange for approximately $2.8 million in cash

The shares of the Company’s common stock issued in the above mentioned transactions were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Document	Form	Dated	Exhibit Number	Filed Herewith

2.1
Agreement and Plan of Merger, dated as of April 20, 2006, among HowStuffWorks, Inc., HSW International, Inc. (n/k/a Remark Media, Inc.), HSW International Merger Corporation and INTAC International, Inc.
		S-4/A	7/10/2007	Annex A

2.2
First Amendment to Agreement and Plan of Merger, dated January 29, 2007, among HowStuffWorks, Inc. (n/k/a Remark Media, Inc.), HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc.
		S-4/A	7/10/2007	Annex B

2.3	Second Amendment to Agreement and Plan of Merger, dated August 23, 2007, among HowStuffWorks, Inc. (n/k/a Remark Media, Inc.), HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc.	S-1/A	1/14/2008	2.3

2.4	Share Purchase Agreement among INTAC International, Inc., China Trend Holdings Ltd. and Wei Zhou, dated February 15, 2008	8-K	2/20/2008	2.4

2.5+	Agreement and Plan of Merger dated as of November 26, 2008, by and among HSW International, Inc. (n/k/a Remark Media, Inc.), DS Newco, Inc., DailyStrength, Inc. and Douglas J. Hirsch	8-K	12/3/2008	10.25

2.6*	Asset Purchase Agreement by and among HSW International, Inc. (n/k/a Remark Media, Inc.), DailyStrength, Inc., DS Acquisition, Inc. and Sharecare, Inc., dated as of October 30, 2009	10-Q	11/16/2009	10.28

2.7*	Agreement and Plan of Merger among Remark Media, Inc. Remark Florida, Inc. and Banks.com, Inc. dated February 26, 2012	8-K	2/28/2012	2.1

2.8	Amendment No. 1 to Agreement and Plan of Merger among Remark Media, Inc., Remark Florida, Inc. and Banks.com, Inc. dated June 5, 2012	8-K	6/6/2012	2.1

2.9*	Agreement and Plan of Merger, dated as of May 2, 2014, by and among Remark Media, Inc., Roomlia, Inc. and Hotelmobi Inc.	8-K	5/7/2014	2.1

3.1	Second Restated Certificate of Incorporation	10-K	3/23/2012	3.1

3.2	Second Amended and Restated Bylaws	8-K	12/18/2007	3.2

3.3	Amendment No. 1 to Second Amended and Restated Bylaws	8-K	2/21/2014	3.1

4.1	Specimen certificate of common stock of Remark Media, Inc.	10-K	3/23/2012	4.1

4.2	Form of Warrant to Purchase Common Stock dated February 27, 2012 issued to investors	8-K	2/28/2012	4.1

4.3	Form of Roomlia Warrants	8-K	5/7/2014	4.1

4.4	Senior Secured Convertible Promissory Note dated November 14, 2013	8-K	11/17/2013	10.1

4.5	Senior Secured Convertible Promissory Note dated January 29, 2014	8-K	2/4/2014	4.1

4.6	Registration Rights Agreement, dated as of February 27, 2012, by and among Remark Media, Inc. and the investors named therein	8-K	2/28/2012	10.2

4.7	2006 Equity Incentive Plan	S-8	11/5/2007	4.2

4.8	2010 Equity Plan	8-K	6/21/2010	10.34

5.1	Opinion of Olshan Frome Wolosky LLP				(1)

10.1	Contribution Agreement (PRC Territories) between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.), dated as of October 2, 2007	8-K	10/9/2007	10.2

10.2	Contribution Agreement (Brazil) between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) dated as of October 2, 2007	8-K	10/9/2007	10.1

10.3	Update Agreement between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) dated as of October 2, 2007	8-K	10/9/2007	10.4

10.4	Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) related to certain rights in India and Russia dated as of December 17, 2007	S-1/A	1/14/2008	10.15

10.5	Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) related to certain trademark rights dated as of December 17, 2007	S-1/A	1/14/2008	10.16

10.6	Stock Purchase Agreement between HSW International, Inc. (n/k/a Remark Media, Inc.) and the investors named therein, dated February 15, 2008	8-K	2/20/2008	10.21

10.7+	Content License Agreement dated September 17, 2008 between HSW International, Inc. (n/k/a Remark Media, Inc.) and World Book, Inc. and Amendment	10-Q	11/14/2008	10.24

10.8+	Letter Agreement for Services Agreement by and between HSW International, Inc. (n/k/a Remark Media, Inc.) and Sharecare, Inc., dated as of October 30, 2009	10-Q/A	1/22/2010	10.31

10.9	First Amendment to the Letter Agreement for Services by and between Sharecare, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) dated December 30, 2009	8-K	1/7/2010	10.31.1

10.10	Second Amendment to the Letter Agreement for Services by and between Sharecare Inc (n/k/a Remark Media, Inc.) and HSW International, Inc. dated June 30, 2010	10-Q	8/12/2010	10.35

10.11	License Agreement dated as of October 30, 2009, by and among HSW International, Inc. (n/k/a Remark Media, Inc.), Sharecare Inc. ZoCo 1, LLC, Discovery SC Investment, Inc., Oz Works, L.L.C., and Arnold Media Group, LLC	10-Q/A	1/22/2010	10.31

10.12	Sublease Agreement by and between HSW International, Inc. (n/k/a Remark Media, Inc.) and Sharecare, Inc. dated as of March 30, 2010	8-K	4/5/2010	10.33

10.13	Services Agreement effective as of April 19, 2010, between HSW International, Inc. (n/k/a Remark Media, Inc.) and Discovery Communications, LLC.	10-K	3/29/2011	10.4

10.14*	Purchase Agreement dated February 27, 2012, among Remark Media, Inc. and the investors named therein	8-K	2/28/2012	10.1

10.15*	First Amendment to Letter Agreement for Employment between remark Media, Inc. and Carrie B. Ferman dated effective October 1, 2012	10-Q/A	11/27/2012	10.2

10.16	Security Agreement between Remark Media, Inc. and Digipac, LLC dated November 23, 2012	8-K	11/23/2012	10. 2

10.17	Amendment Number One to Security Agreement between remark Media, Inc. and Digipac, LLC dated March 28, 2013	8-K	4/4/2013	10.2

10.18	Amendment Number Two Security Agreement between Remark Media, Inc. and Digipac, LLC dated November 13, 2013	8-K	11/17/2013	10.2

10.19	Amendment Number Three to Security Agreement between Remark Media, Inc. and Digipac, LLC dated 1/24/2014	8-K	2/4/2014	10.1

10.20	Sublease Agreement between Holland & Knight and Remark Media, Inc. dated February 28, 2013	8-K	3/6/2013	10.1

10.21	Membership Interest Purchase Agreement between Remark Media, Inc., Pop Factory LLC, Howard Sonnenschein and Gail Sonnenschein dated March 29, 2013	8-K	4/4/2013	2.1

10.22*	Services Agreement between Remark Media, Inc. and TheStreet, Inc. effective November 15, 2012	10-Q/A	3/25/2013	10.1

10.23	Confidential Agreement and Release Agreement between Remark Media, Inc. and Bradley Zimmer dated January 17, 2014	8-K	1/24/2014	10.1

10.24	Loan Agreement dated February 11, 2014 by Remark Media, Inc. and Bombo, Sports & Entertainment, LLC	8-K	2/18/2014	10.1

10.25	Amendment to Loan Agreement, dated April 16, 2014, by and between Remark Media, Inc. and Bombo Sports & Entertainment, LLC.	8-K	4/23/2014	10.1

23.1	Consent of Cherry Bekaert LLP				X

24.1	Power of Attorney (included on the signature page hereto)				X

______________________________
+ The registrant has requested confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and have been filed separately with the SEC.
* Certain schedules and exhibits to these agreements have been omitted in accordance with item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.
** Executive Compensation Arrangement pursuant to 601(b)(10)(iii)(A) of Regulation S-K.
(1) To be filed by amendment.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 8th day of July, 2014.

REMARK MEDIA, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chief Executive Officer and Chairman of the Board

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kai-Shing Tao and Douglas Osrow as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kai-Shing Tao	Chief Executive Officer and Chairman	July 8, 2014
Kai-Shing Tao	of the Board (Principal Executive Officer)

/s/ Douglas M. Osrow	Chief Financial Officer	July 8, 2014
Douglas M. Osrow

/s/ Theodore P. Botts	Director and Chairman of the Audit	July 8, 2014
Theodore P. Botts	Committee

/s/ Robert G. Goldstein	Director and Chairman of the	July 8, 2014
Robert G. Goldstein	Compensation Committee

/s/ William W. Grounds	Director and Chairman of the	July 8, 2014
William W. Grounds	Nominating and Governance Committee

/s/ Jason E. Strauss	Director	July 8, 2014
Jason E. Strauss

EXHIBIT INDEX

Exhibit Number	Description of Document	Form	Dated	Exhibit Number	Filed Herewith

2.1
Agreement and Plan of Merger, dated as of April 20, 2006, among HowStuffWorks, Inc., HSW International, Inc. (n/k/a Remark Media, Inc.), HSW International Merger Corporation and INTAC International, Inc.
		S-4/A	7/10/2007	Annex A

2.2
First Amendment to Agreement and Plan of Merger, dated January 29, 2007, among HowStuffWorks, Inc. (n/k/a Remark Media, Inc.), HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc.
		S-4/A	7/10/2007	Annex B

2.3	Second Amendment to Agreement and Plan of Merger, dated August 23, 2007, among HowStuffWorks, Inc. (n/k/a Remark Media, Inc.), HSW International, Inc., HSW International Merger Corporation and INTAC International, Inc.	S-1/A	1/14/2008	2.3

2.4	Share Purchase Agreement among INTAC International, Inc., China Trend Holdings Ltd. and Wei Zhou, dated February 15, 2008	8-K	2/20/2008	2.4

2.5+	Agreement and Plan of Merger dated as of November 26, 2008, by and among HSW International, Inc. (n/k/a Remark Media, Inc.), DS Newco, Inc., DailyStrength, Inc. and Douglas J. Hirsch	8-K	12/3/2008	10.25

2.6*	Asset Purchase Agreement by and among HSW International, Inc. (n/k/a Remark Media, Inc.), DailyStrength, Inc., DS Acquisition, Inc. and Sharecare, Inc., dated as of October 30, 2009	10-Q	11/16/2009	10.28

2.7*	Agreement and Plan of Merger among Remark Media, Inc. Remark Florida, Inc. and Banks.com, Inc. dated February 26, 2012	8-K	2/28/2012	2.1

2.8	Amendment No. 1 to Agreement and Plan of Merger among Remark Media, Inc., Remark Florida, Inc. and Banks.com, Inc. dated June 5, 2012	8-K	6/6/2012	2.1

2.9*	Agreement and Plan of Merger, dated as of May 2, 2014, by and among Remark Media, Inc., Roomlia, Inc. and Hotelmobi Inc.	8-K	5/7/2014	2.1

3.1	Second Restated Certificate of Incorporation	10-K	3/23/2012	3.1

3.2	Second Amended and Restated Bylaws	8-K	12/18/2007	3.2

3.3	Amendment No. 1 to Second Amended and Restated Bylaws	8-K	2/21/2014	3.1

4.1	Specimen certificate of common stock of Remark Media, Inc.	10-K	3/23/2012	4.1

4.2	Form of Warrant to Purchase Common Stock dated February 27, 2012 issued to investors	8-K	2/28/2012	4.1

4.3	Form of Roomlia Warrants	8-K	5/7/2014	4.1

4.4	Senior Secured Convertible Promissory Note dated November 14, 2013	8-K	11/17/2013	10.1

4.5	Senior Secured Convertible Promissory Note dated January 29, 2014	8-K	2/4/2014	4.1

4.6	Registration Rights Agreement, dated as of February 27, 2012, by and among Remark Media, Inc. and the investors named therein	8-K	2/28/2012	10.2

4.7	2006 Equity Incentive Plan	S-8	11/5/2007	4.2

4.8	2010 Equity Plan	8-K	6/21/2010	10.34

5.1	Opinion of Olshan Frome Wolosky LLP				(1)

10.1	Contribution Agreement (PRC Territories) between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.), dated as of October 2, 2007	8-K	10/9/2007	10.2

10.2	Contribution Agreement (Brazil) between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) dated as of October 2, 2007	8-K	10/9/2007	10.1

10.3	Update Agreement between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) dated as of October 2, 2007	8-K	10/9/2007	10.4

10.4	Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) related to certain rights in India and Russia dated as of December 17, 2007	S-1/A	1/14/2008	10.15

10.5	Amended and Restated Letter Agreement between HowStuffWorks, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) related to certain trademark rights dated as of December 17, 2007	S-1/A	1/14/2008	10.16

10.6	Stock Purchase Agreement between HSW International, Inc. (n/k/a Remark Media, Inc.) and the investors named therein, dated February 15, 2008	8-K	2/20/2008	10.21

10.7+	Content License Agreement dated September 17, 2008 between HSW International, Inc. (n/k/a Remark Media, Inc.) and World Book, Inc. and Amendment	10-Q	11/14/2008	10.24

10.8+	Letter Agreement for Services Agreement by and between HSW International, Inc. (n/k/a Remark Media, Inc.) and Sharecare, Inc., dated as of October 30, 2009	10-Q/A	1/22/2010	10.31

10.9	First Amendment to the Letter Agreement for Services by and between Sharecare, Inc. and HSW International, Inc. (n/k/a Remark Media, Inc.) dated December 30, 2009	8-K	1/7/2010	10.31.1

10.10	Second Amendment to the Letter Agreement for Services by and between Sharecare Inc (n/k/a Remark Media, Inc.) and HSW International, Inc. dated June 30, 2010	10-Q	8/12/2010	10.35

10.11	License Agreement dated as of October 30, 2009, by and among HSW International, Inc. (n/k/a Remark Media, Inc.), Sharecare Inc. ZoCo 1, LLC, Discovery SC Investment, Inc., Oz Works, L.L.C., and Arnold Media Group, LLC	10-Q/A	1/22/2010	10.31

10.12	Sublease Agreement by and between HSW International, Inc. (n/k/a Remark Media, Inc.) and Sharecare, Inc. dated as of March 30, 2010	8-K	4/5/2010	10.33

10.13	Services Agreement effective as of April 19, 2010, between HSW International, Inc. (n/k/a Remark Media, Inc.) and Discovery Communications, LLC.	10-K	3/29/2011	10.4

10.14*	Purchase Agreement dated February 27, 2012, among Remark Media, Inc. and the investors named therein	8-K	2/28/2012	10.1

10.15*	First Amendment to Letter Agreement for Employment between remark Media, Inc. and Carrie B. Ferman dated effective October 1, 2012	10-Q/A	11/27/2012	10.2

10.16	Security Agreement between Remark Media, Inc. and Digipac, LLC dated November 23, 2012	8-K	11/23/2012	10. 2

10.17	Amendment Number One to Security Agreement between remark Media, Inc. and Digipac, LLC dated March 28, 2013	8-K	4/4/2013	10.2

10.18	Amendment Number Two Security Agreement between Remark Media, Inc. and Digipac, LLC dated November 13, 2013	8-K	11/17/2013	10.2

10.19	Amendment Number Three to Security Agreement between Remark Media, Inc. and Digipac, LLC dated 1/24/2014	8-K	2/4/2014	10.1

10.20	Sublease Agreement between Holland & Knight and Remark Media, Inc. dated February 28, 2013	8-K	3/6/2013	10.1

10.21	Membership Interest Purchase Agreement between Remark Media, Inc., Pop Factory LLC, Howard Sonnenschein and Gail Sonnenschein dated March 29, 2013	8-K	4/4/2013	2.1

10.22*	Services Agreement between Remark Media, Inc. and TheStreet, Inc. effective November 15, 2012	10-Q/A	3/25/2013	10.1

10.23	Confidential Agreement and Release Agreement between Remark Media, Inc. and Bradley Zimmer dated January 17, 2014	8-K	1/24/2014	10.1

10.24	Loan Agreement dated February 11, 2014 by Remark Media, Inc. and Bombo, Sports & Entertainment, LLC	8-K	2/18/2014	10.1

10.25	Amendment to Loan Agreement, dated April 16, 2014, by and between Remark Media, Inc. and Bombo Sports & Entertainment, LLC.	8-K	4/23/2014	10.1

23.1	Consent of Cherry Bekaert LLP				X

24.1	Power of Attorney (included on the signature page hereto)				X

______________________________

+ The registrant has requested confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and have been filed separately with the SEC.
* Certain schedules and exhibits to these agreements have been omitted in accordance with item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.
** Executive Compensation Arrangement pursuant to 601(b)(10)(iii)(A) of Regulation S-K.
(1) To be filed by amendment.